Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces Financial Results Dividend Declaration

Minneapolis, Minn., November 16, 2022 -- Autoscope Technologies Corporation (Nasdaq: AATC) today announced results for its quarter and nine months ended September 30, 2022 and that its Board of Directors has authorized and declared a quarterly cash dividend of $0.12 per share of its common stock.  The dividend is payable on December 5, 2022 to the shareholders of record at the close of business on November 28, 2022.

Third Quarter 2022 Financial Summary

  Third quarter royalties increased to $2.6 million compared to $2.5 million in the same period in the prior year due to higher Autoscope Vision sales.
  Third quarter product sales were $0.5 million, a decrease of 32 percent from the same period in the prior year due to labor shortages causing installation delays and impacting project timing.
  Operating expenses totaled $1.8 million in the third quarter of 2022, a decrease of 9 percent from the prior year period.
  Net income for the third quarter of 2022 totaled $644,000, an increase of $31,000 when compared to a net income of $613,000 for the same period in the prior year.

Exhibit 99.1

Year-to-Date 2022 Financial Summary

  Royalties for the first nine months of 2022 decreased to $5.8 million compared to $6.8 million the same period in the prior year due to global supply chain disruptions.
  Product sales for the first nine months of 2022 were $2.9 million, a decrease of 11 percent from the same period in the prior year due to labor shortages causing installation delays and impacting project timing.
  Operating expenses totaled $5.8 million in the first nine months of 2022, a decrease of 2 percent from the prior year period.
  Capitalized software costs in the first nine months of 2022 were $534,000 compared to $178,000 in the prior year period.
  The Company recognized other income of $931,000 for the forgiveness of the Paycheck Protection Program loan during the first nine months of 2021, and there were no comparable items in the same period in 2022.
  Net income for the first nine months of 2022 totaled $736,000 compared to net income of $2.5 million for the same period in the prior year.
  To generate a greater return on our cash position, the Company purchased and sold various debt and equity securities during the first nine months of 2022, totaling $4.3 million and $1.9 million, respectively.  The Company also paid out dividends of $1.9 million to shareholders compared to $1.3 million during the first nine months of 2021. This resulted in a decreased cash balance of $3.4 million at September 30, 2022 compared to $8.2 million at December 31, 2021.
  Cash and cash equivalents and investments in debt and equity securities totaling $5.6 million as of September 30, 2022, which are readily available and will satisfy our projected working capital needs, investing activities, and other cash requirements for at least one year from September 30, 2022.

Third-Quarter and Year-to-Date Results:

Total revenue for Autoscope Technologies Corporation ("AATC," the "Company," "us," "we," or "our"), which includes the results of Image Sensing Systems, Inc., a wholly-owned subsidiary of AATC ("ISS"), decreased to $3.2 million in the three-month period ended September 30, 2022 from $3.3 million in the same period in 2021, a decrease of 3.6%, and decreased to $8.7 million in the first nine months of 2022 from $10.0 million in the same period in 2021, a decrease of 13.1%.

Royalty revenue increased to $2.6 million in the third quarter of 2022 from $2.5 million in the third quarter of 2021, an increase of 5.7%, and decreased to $5.8 million in the first nine months of 2022 from $6.8 million in the first nine months of 2021, a decrease of 14.1%.   The increase in third quarter royalty revenue is primarily due to higher Autoscope Vision product sales resulting in higher royalties, partially offset by higher component costs purchased during the second quarter of 2022. The Company purchased certain components to avoid manufacturing disruptions. The decrease in royalty revenue in the first nine months of 2022 compared to the first nine months of 2021 is primarily due to component supply chain issues.

Exhibit 99.1

Product sales decreased to $0.5 million in the third quarter of 2022 from $0.8 million in the third quarter of 2021, a decrease of 31.9%, and decreased to $2.9 million in the first nine months of 2022 from $3.3 million in the first nine months of 2021, a decrease of 11.0%. The decrease in the third quarter and year-to-date product sales in the first nine months of 2022 compared to the third quarter and first nine months of 2021 is primarily the result of labor shortages causing installation delays and impacting project timing.

Revenue for the Intersection segment remained flat at $2.7 million compared to the same period in 2021. Revenue for the Intersection segment decreased to $6.1 million in the first nine months of 2022 from $7.2 million in the first nine months of 2021, a decrease of 15.4%.

Revenue for the Highway segment decreased to $0.5 million in the third quarter of 2022 from $0.6 million in the third quarter of 2021, a decrease of 16.8%. Revenue for the Highway segment decreased to $2.6 million in the first nine months of 2022 from $2.8 million in the first nine months of 2021, a decrease of 7.2%.

Gross margin percent for royalty sales for the three months ended September 30, 2022 increased to 96.0% from 95.7% in the same period in 2021. Gross profit from royalties increased by $0.1 million, or 5.8%, in the three months ended September 30, 2022 compared to the prior year period. Gross margin percent for royalty sales for the nine months ended September 30, 2022 decreased to 94.6% from 95.6% in the same period in 2021. The decrease in royalty gross margin percent is primarily attributable to the sourcing of higher cost components in the first quarter of 2022 to avoid manufacturing disruptions during the third quarter of 2022.

Gross margin percent for product sales decreased to 17.3% in the three months ended September 30, 2022 from 40.4% in the three months ended September 30, 2021. The dollar amount of product sales gross profit decreased $0.2 million, or 68.9%, in the three months ended September 30, 2022 compared to the prior year period. Gross margin percent for product sales decreased to 42.2% in the first nine months of 2022 from 44.3% in the first nine months of 2021. The decrease in product gross margin percent was primarily the result of an increase in electronic component costs during 2022 attributable to supply chain shortages.

Exhibit 99.1

Selling, general and administrative expense was $1.2 million, or 38.7% of total revenue, in the third quarter of 2022 compared to $1.3 million, or 40.8% of total revenue, in the third quarter of 2021. In the first nine months of 2022 and 2021, the dollar amount of these expenses remained flat at $4.2 million which was 48.5% of total revenue, in the first nine months of 2022 compared to 42.0% of total revenue, in the first nine months of 2021. The decrease in third quarter 2022 selling general and administrative expense compared to the third quarter of 2021 is primarily due lower salaries and benefits attributable to lower headcount and lower rent expense.  The year-over-year increase in selling, general and administrative expense for the first nine months of 2022 compared to the prior year period is primarily due to the increased stock-based compensation expense and increased costs associated with resumed travel, which are partially offset by lower salaries and benefits attributable to lower headcount in the first nine months of 2022.

Research and development expense for the three months ended September 30, 2022 and 2021 remained flat at $0.6 million, or 18.4% of total revenue in the three-month period ended September 30, 2022, and 19.7% of total revenue, in the three-month period ended September 30, 2021. Research and development expense decreased to $1.5 million, or 17.6% of total revenue in the nine-month period ended September 30, 2022 from $1.7 million, or 16.7% of total revenue, in the nine-month period ended September 30, 2021. The decrease in third quarter 2022 research and development expenses compared to the third quarter of 2021 is primarily due to higher capitalized software costs.

The year-over-year decrease for the first nine months is primarily due to higher capitalized software development costs in the nine-month period ended September 30, 2022 of $0.5 million compared to capitalized software costs of $0.2 million for the same period in 2021.

The Company recognized other income of $0.9 million from the forgiveness of the Paycheck Protection Program loan and accrued interest during the first nine months of 2021. There were no comparable items in the first nine months of 2022.

There was $0.2 million and less than $0.1 million of income tax expense recorded in the three months ended September 30, 2022 and 2021, respectively, and $0.2 million and $0.5 million of income tax expense recorded in the nine months ended September 30, 2022 and 2021, respectively.

Consolidated net income was $0.6 million, or $0.12 per basic share and diluted share, in the three-month period ended September 30, 2022 compared to a net income of $0.6 million, or $0.11 per basic and diluted share, in the comparable prior year period. Consolidated net income was $0.7 million, or $0.14 per basic and diluted share, in the nine-month period ended September 30, 2022 compared to a net income of $2.5 million, or $0.47 per basic and diluted share, in the comparable prior year period.

Exhibit 99.1

“Overall operating results improved this quarter over the second quarter of 2022.   Product order demand remained solid, but global supply chain disruptions, including component and labor shortages continue to affect our direct product sales channel.  I am pleased by the increase in Autoscope Vision sales which contributed to higher royalties during the quarter. We worked in close collaboration with our suppliers and distributors to secure critical components to meet order demand,” said Frank Hallowell, Interim CEO of Autoscope Technologies Corporation. “For the remainder of the year, ISS gross margins will be lower than in recent years due to continuing supply chain component issues and inflationary pressures that will not be recovered through previously announced price increases. While difficult market conditions are expected to continue in the near term, we remain focused on launching our new video detection product, which will drive growth, sustained investment in critical components to ensure the stability of our supply chain, and maintain cost management,” concluded Mr. Hallowell.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications, and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in Minneapolis, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 22, 2022.

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2022	2021	2022	2021
Revenue
Product sales	$548	$805	$2,914	$3,273
Royalties	2,607	2,467	5,812	6,766
	3,155	3,272	8,726	10,039
Cost of revenue	558	585	1,998	2,118
Gross profit	2,597	2,687	6,728	7,921

Operating expenses
Selling, general and administrative	1,220	1,334	4,229	4,216
Research and development	581	644	1,535	1,681
	1,801	1,978	5,764	5,897
Income from operations	796	709	964	2,024
Investment loss	8	-	(17)	-
Interest expense	(18)	-	(53)	-
Other income	10	-	29	925
Income from operations before income taxes	796	709	923	2,949
Income tax expense	152	96	187	453
Net income	$644	$613	$736	$2,496

Basic net income per share	$0.12	$0.11	$0.14	$0.47
Diluted net income per share	$0.12	$0.11	$0.14	$0.47

Weighted shares - basic	5,391	5,349	5,378	5,338
Weighted shares - diluted	5,395	5,361	5,387	5,351

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$3,411	$8,229
Receivables, net	3,712	2,369
Inventories	2,468	1,429
Short-term investments in available-for-sale debt securities	422	-
Investments in equity securities	245	-
Prepaid expenses and other current assets	374	355
	10,632	12,382
Property and equipment, net	2,155	2,237
Operating lease asset, net	5	58
Intangible assets, net	2,798	2,866
Deferred income taxes	4,699	4,824
Long-term investments in available-for-sale debt securities	1,526	-
	$21,815	$22,367
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,088	$236
Short-term debt	58	56
Warranty and other current liabilities	379	607
	1,525	899

Non-current liabilities
Long-term debt	1,631	1,674
	1,631	1,674

Shareholders’ equity	18,659	19,794
	$21,815	$22,367

Exhibit 99.1

 Autoscope Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2022	2021
Operating activities
Net income	$736	$2,496

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	721	691
Amortization of deferred finance fees	2	-
Stock option expense	329	164
Deferred income tax expense	147	486
Forgiveness income from PPP Loan	-	(931)
Loss on disposal of assets	5	1
Realized loss on AFS investments	20	-
Realized loss of sale of equity investments	53	-
Unrealized gain on equity investments	5	-
Noncash investment income	(5)	-
Changes in operating assets and liabilities	(1,724)	(1,418)
Net cash used for operating activities	289	1,489

Investing activities
Capitalized software development costs	(534)	(178)
Purchases of property and equipment	(61)	(8)
Purchase of equity securities	(795)	-
Sale of equity securities	492	-
Purchase of debt securities	(3,521)	-
Sale of debt securities	1,456	-
Net cash used for investing activities	(2,963)	(186)

Financing activities
Stock for tax withholding	(15)	(35)
Dividends paid	(1,941)	(1,288)
Proceeds from exercise of stock options	32	8
Principal payments on long-term debt	(43)	-
Net cash used for financing activities	(1,967)	(1,315)

Effect of exchange rate changes on cash	(177)	(91)
Decrease in cash and cash equivalents	(4,818)	(103)

Cash and cash equivalents at beginning of period	8,229	8,605
Cash and cash equivalents at end of period	$3,411	$8,502

Non-Cash investing and financing activities:
Cash paid for interest	$53	$-

Exhibit 99.1

 Autoscope Technologies Corporation

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2022	2021	2022	2021
Income from operations	$796	$709	$964	$2,024
Amortization of intangible assets	198	200	602	579
Depreciation	34	32	109	112
Non-GAAP income from operations	$1,028	$941	$1,675	$2,715

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.